Exhibit 10.1

February 20, 2018

Gerrard Schmid

161 Gordon Road

Toronto, Ontario

M2P 1E7

Canada

RE:	EMPLOYMENT OFFER LETTER

Dear Gerrard:

On behalf of Diebold Nixdorf, Inc. (the “Company”) and Diebold Nixdorf Canada, Limited (“Diebold Canada”), I am pleased to offer you (“you” or the “Executive”) the position of President and Chief Executive Officer of the Company. The following sets forth the terms and conditions regarding your employment, effective as of the Start Date indicated below. This offer letter, along with the terms of the documents and agreements referred to herein, as modified by this offer letter, and which are incorporated by reference as material terms of this offer letter, supersedes and replaces any previous offers or term summaries or agreements between us. This offer letter, if accepted by you, will be conditioned and effective upon approval of the Company’s Board of Directors (the “Board”) and shall be a legally binding agreement between you and the Company.

Start Date: Your employment shall begin on February 21, 2018 (the “Start Date”).

Position and Duties: You agree to serve as the President and Chief Executive Officer of the Company, reporting directly to the Board. This is a full-time position, and you shall devote your best efforts, skills and abilities to the proper performance of the duties and responsibilities customarily associated with the position, including the general management of the affairs of the Company, and other duties or responsibilities otherwise reasonably assigned to you from time-to-time by the Board. You shall serve as an officer or director of the Company’s affiliates upon request and without further compensation, unless otherwise required by applicable law. In the event that you cease to be employed by the Company or applicable affiliate for any reason, you shall immediately tender your resignation from all officer, director and other positions you hold with the Company or any of its affiliates, effective as of the date your employment terminates. Subject to the Company’s conflict of interest and compliance policies, you may serve on other boards of directors and/or engage in charitable activities or community affairs provided such activities do not interfere with the effective performance of your duties to the Company. In addition, such board of director service shall be within the limits prescribed by the proxy advisory firms (such as Glass Lewis and ISS) for U.S. public company CEOs.

Board Membership: As soon as practical following your Start Date, the Company’s Board will appoint you as a non-independent director of the Board. While in your position and during your employment, the Board will nominate you to serve as a director at each of Diebold Nixdorf’s annual meetings, subject to election by the Company’s shareholders. As an employee director, your service on the Board is without additional compensation.

Term: You will be employed on an indefinite basis, subject to termination by either party at any time and for any reason. Except as otherwise required by this offer letter or by law, the Company’s obligations under this offer letter automatically terminate upon the termination of your employment with the Company or its affiliate, and you will have no obligation or duty to further serve the Company in any capacity nor will you be entitled to any further compensation or benefit beyond payment of Base Salary through date of termination and any accrued but unused vacation, unreimbursed business expenses and vested benefits. All separation and termination compensation and benefits will be governed by this offer letter.

Location & Travel: Your primary work location will be at Company headquarters in North Canton, Ohio. You understand that significant travel may be required to meet the duties and responsibilities of this position. The Company agrees that you will not be required to relocate to North Canton, Ohio. Your reasonable travel and related expenses shall be reimbursed in accordance with Company policy.

Compensation and Benefits: In exchange for the full-time services rendered by you for the Company and its affiliates, the Company will provide you with 2018 total target annual direct compensation of $7,030,000, comprised of Base Salary, an annual incentive award and long-term incentive grants as described below. During your employment, you will be eligible to participate in our annual incentive award and long-term incentive compensation programs on terms commensurate with your position and duties, as determined by the Board in its sole discretion. Program design, including performance measure, individual performance goals, and weighting is at the sole discretion of the Board, provided such annual performance goals shall be determined after consultation with you.

Base Salary: Your annualized base salary shall be set at $950,000 (all currency in USD) (“Base Salary”), payable in accordance with the regular payroll practices of the Company. The Base Salary shall be reviewed annually for upward (but not downward) adjustment, as determined in the discretion of the Board.

Annual Incentive Award: Your initial target bonus shall be 140% of annual Base Salary; a threshold bonus of 60% of Base Salary; and a maximum bonus of 280% of Base Salary, all pro-rated for the first year of employment. Bonus payouts are awarded at the discretion of the Board based on the Board’s determination, in good faith and consistent with its fiduciary duties, that annual targets were achieved. The annual targets will be established in writing by the Board after consultation with you and within the first ninety (90) days of the applicable bonus period. Your annual bonus will be paid no later than March 15 immediately following the end of the applicable bonus period.

Long-Term Incentive Grant: Your initial target long-term incentive grant value will be 500% of Base Salary and shall be granted to you on the Start Date. The equity mix for your initial grant is 50% Performance Shares, 35% Restricted Stock Units and 15% Stock Options. The terms of those grants are evidenced on the award agreement attached hereto as Exhibit A. All subsequent awards shall be awarded pursuant to the Company’s shareholder-approved equity plan in effect at the time of the awards. Notwithstanding anything to the contrary in the award agreements, the equity plan or otherwise, (i) once vested, your equity interests shall not be subject to forfeiture, provided that the Company shall retain the right to clawback awards for conduct that results in a termination for Cause after following the protocols outlined in this letter, including gross neglect and any act of dishonesty constituting a felony, or a willful act of misconduct resulting in an obligation on Diebold to prepare a financial accounting restatement due to material noncompliance with any reporting requirement under the U.S. federal securities laws; and (ii) in the event your employment is terminated by the Company without Cause or you resign for Good Reason (both as defined in the award agreement attached hereto), in either event within three years after a Change in Control, you will be entitled to 100% accelerated vesting of all of your then outstanding equity interests, with Performance Shares or Units earned at the greater of target or actual performance as of the date of termination.

Vacation: You shall be entitled to four weeks of vacation per year.

Employee Benefits: During your employment, you and, where applicable, your eligible family members, shall be eligible to participate in all employee benefit programs available to senior executives of the Company in the Company’s Canadian legal entity including extended health care and dental insurance, life insurance, disability insurance, paid-time off, mandatory Deferred Profit Sharing Plan (DPSP), the optional Registered Retirement Savings Plan (RRSP) and Tax Free Savings Account (TFSA). In addition, the Company will use its good faith efforts to provide you with supplemental life insurance (to ensure $6,000,000 in coverage) and supplemental long term disability insurance (to ensure monthly benefits of $15,000 per month). In the event your employment with the Company ends due to your death or disability, the Company will pay you a lump sum amount, paid without 60 days of termination, of the annual incentive award at target for the calendar year that includes the date of termination; provided such amount shall be adjusted on a prorated basis. You will be eligible to participate in the Company’s U.S. health care plan. To the extent the Company’s health plan does not provide coverage due to your location at the time of an illness or injury and/or because of your personal residence or immigration status, the

Company shall indemnity you for any uncovered health care costs you incur. The Company and its affiliates may change these plans from time-to-time in the Company’s sole discretion provided at all times during your employment and during any post-employment severance period you shall be entitled to the same benefit protections as other Company executives receive under Company plans.

Severance Benefits: This section defines your severance benefits, collectively referred to as “Severance Benefits.” The terms of the Company’s Senior Leadership Severance Plan (the “Plan”) in effect as of the date hereof and attached hereto as Exhibit B, as modified below, shall govern your Severance Benefits. You shall be a Grade 100 Executive for purposes of the Plan. Notwithstanding anything to the contrary in the Plan or otherwise, (i) no termination, amendment or modification of the Plan following the date of this offer letter shall have an adverse impact on you, including by reducing the terms of your Severance Benefits; and (ii) the Plan shall be applied to you as follows:

•	“Good Reason” shall include a change in your title, authority, duties or responsibilities or the assignment of any duties that are inconsistent with your position.

•	The General Release and Acknowledgement of Restrictive Covenants referred to in Section 3.1(c) is attached to this offer letter as Exhibit C.

•	Your employment may not be terminated for Cause unless, after the applicable cure period, you are provided an opportunity to be heard at a Board meeting held for the purpose of considering a for Cause termination.

•	Section 3.4 is deleted in its entirety and Section 3.2 shall apply to you in all respects regardless of the Effective Date of Termination.

Benefits provided under this offer letter or under the Plan (or its successor) are offset by or supersede the minimum statutory benefits that are provided by the Company or its affiliate, if any, in your home country. To the extent the terms of any annual incentive or long-term incentive award agreements between you and the Company and/or the terms of any other plan or agreement applicable to you are less favorable to you than the terms of this offer letter, the terms of this offer letter supersede. In no event shall a transfer of your employment to or from Diebold Canada, to or from the Company, or to another Company affiliate, in itself, be considered a termination of your employment or give rise to Good Reason hereunder or under the Plan.

Confidentiality and Non-Competition: You acknowledge and agree that the opportunity for the above-referenced Severance Benefits is contingent on your agreement to and compliance with the noncompetition and confidentiality provisions contained in Article 4 of the Plan attached hereto. You further acknowledge and agree that the confidentiality and noncompetition agreements are for the benefit of the Company and its affiliates and the Company acknowledges and agrees that you shall not be subject to any other noncompetition and confidentiality obligations with respect to the Company and its affiliates.

Change in Control Benefits: You shall be eligible to participate in the Company’s Change in Control (CIC) program. A copy of the Change in Control Agreement is attached to this offer letter as Exhibit D and shall be executed by you prior to the execution of this Offer Letter. To the extent there are inconsistences between the Change in Control Agreement and this offer letter, the terms that are more favorable to you shall control.

Financial Planning and Legal Expenses: You shall be reimbursed for the cost of any personal tax or financial planning and legal expenses associated with your employment arrangement up to $25,000 for 2018 and up to $16,000 annually thereafter.

Visa: The Company will assist in obtaining an appropriate United States visa to facilitate leadership of Diebold Nixdorf as a United States public company headquartered in Ohio. The Company will pay all expenses associated with your visa and any related immigration matters. Your employment under this offer letter is not contingent on your visa or immigration status.

Tax Matters: All amounts payable to you shall be subject to the withholding of all applicable taxes and deductions required by any applicable law and employee elections. All payments made pursuant to plans in which you participate shall be made in accordance with the taxation and payment provisions contained in such plans (including, without limitation, the Plan). Reimbursement of any expenses provided for in this offer letter shall be made promptly upon presentation of documentation in accordance with the Company’s policies with respect thereto as in effect from time to time (but in no event later than the end of the calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year. In no event may you, directly or indirectly, designate the calendar year of any payment under this offer letter.

Miscellaneous: The terms set forth in this offer letter shall not be changed, altered, modified or amended, except by a written agreement that (i) explicitly states the intent of both parties hereto to amend this offer letter and (ii) is signed by both parties hereto. This offer letter shall be governed by and construed in all respects by the laws of Ohio without reference to principles of conflicts of laws. Any disputes relating to your employment or equity rights shall be resolved by third party mediation and, failing that, by binding arbitration to be held in Cleveland, Ohio in accordance with the rules and procedures of the American Arbitration Association. The Company will pay the costs and expenses of such arbitration.

This offer will be valid until February 21, 2018. To accept this offer, please sign this offer letter in the space provided below and return to Patty Lang, Chief People Officer, retaining a copy for your own file.

We look forward to your decision.

Sincerely,

/s/ Gary G. Greenfield
Gary G. Greenfield
Chairman

I accept this offer on the terms set forth above.

GERRARD SCHMID

/s/ Gerrard Schmid
Date: February 21, 2018

Approved by the Diebold Nixdorf, Inc. Board of Directors on February 20, 2018

DIEBOLD NIXDORF, INC.

/s/ Jonathan B. Leiken
Jonathan B. Leiken
Senior Vice President, Chief Legal Officer and Secretary

Date: February 21, 2018

Exhibit A to Offer Letter

DIEBOLD NIXDORF, INCORPORATED

CEO INDUCEMENT AWARD AGREEMENT

-i-

CEO INDUCEMENT AWARD AGREEMENT

This CEO Inducement Award Agreement (this “Agreement”) is made and entered into as of February 21, 2018 by and between Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”) and Gerrard Schmid (the “Executive”)

ARTICLE I

DEFINITIONS

As used in this Agreement,

1.1 “Award” means any right granted under this Agreement, including an Option, a Restricted Stock Unit award or Performance Unit award.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Business Combination” has the meaning set forth in Section 1.5(c).

1.4 “Cause”, except in the case of a Change in Control, has the meaning stated in the Company’s Senior Leadership Severance Plan, as modified by the Offer Letter entered into between the Company and the Executive on February 21, 2018. In the case of a Change in Control, “Cause” has the meaning set forth in Section 5.1(c).

1.5 “Change in Control” means the occurrence of any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (4) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 1.5; or

(b) Individuals who, as of the date hereof, constitute the Board (as modified by this subsection (b), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (a) above, on the date that any Person becomes the beneficial owner of thirty percent (30%) or more of either the Company Common Stock or the Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (b) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (c) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (d) above, on the date of the shareholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because of a change in control of any Subsidiary by which the Executive may be employed.

1.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7 “Committee” has the meaning provided in Section 8.1.

1.8 “Common Shares” means shares of common stock, $1.25 par value per share, of the Company or any security into which such Common Shares may be changed by reason of any transaction or event of the type referred to in Article VI of this Agreement.

1.9 “Date of Grant” means February 21, 2018.

1.10 “Designated Subsidiary” means a Subsidiary that is (i) not a corporation or (ii) a corporation in which at the time the Company owns or controls, directly or indirectly, less than eighty percent (80%) of the total combined voting power represented by all classes of stock issued by such corporation.

1.11 “Director” means a director of the Company.

1.12 “Disability” means totally and permanently disabled as from time to time defined under the long-term disability plan of the Company or a Subsidiary applicable to the Executive, or, in the case where there is no applicable plan, permanent and total disability as defined in Section 22(e)(3) of the Code (or any successor section); provided, however, that to the extent an amount payable under this Agreement which constitutes deferred compensation subject to Section 409A of the Code would become payable upon Disability, “Disability” for purposes of such payment shall not be deemed to have occurred unless the disability also satisfies the requirements of Treasury Regulation 1.409A-3.

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.14 “Executive” has the meaning stated in the preamble.

1.15 “Exercise Price” means, with respect to an Option, the price at which a Common Share may be purchased upon exercise thereof.

1.16 “Good Reason”, except in the case of a Change in Control, has the meaning stated in the Company’s Senior Leadership Severance Plan, as modified by the Offer Letter entered into between the Company and the Executive on February 21, 2018. In the case of a Change in Control, “Good Reason” has the meaning set forth in Section 5.2 of this Agreement.

1.17 “Fair Market Value” means, as of any particular date, the closing price of a Common Share as reported for that date on the New York Stock Exchange or, if the Common Shares are not then listed on the New York Stock Exchange, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Fair Market Value shall be the fair market value as determined in good faith by the Board.

1.18 “Incumbent Board” has the meaning provided in Section 1.5(b) of this Agreement.

1.19 “Option” means an option awarded pursuant to Article II of this Agreement that by its terms does not qualify or is not intended to qualify as an incentive stock option under Section 422 of the Code or any successor provision.

1.20 “Performance Unit” and “PU” means a bookkeeping entry that records a unit equivalent to $1.25 awarded pursuant to Article III of this Agreement.

1.21 “Qualifying Termination” means a termination of employment by the Company without Cause or by Executive for Good Reason.

1.22 “Restricted Period” has the meaning provided in Section 4.2 of this Agreement.

1.23 “Restricted Stock Unit” and “RSU” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Article IV of this Agreement.

1.24 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.25 “Subsidiary” means corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be an Executive for purposes of a grant of Incentive, Stock Options, “Subsidiary” means any corporation which is a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

1.26 “Voting Shares” means at any time, the then-outstanding securities entitled to vote generally in the election of Directors.

ARTICLE II

OPTION GRANT

2.1 Grant of Option.

(a) Grant; Type of Option. The Company hereby grants to the Executive an option (the “Option”) to purchase the total number of Common Shares of the Company equal to the number of Option Shares set forth on the Grant Detail Page, at the Exercise Price per Option Share set forth on the Grant Detail Page. The Option is intended to be a non-qualified stock option and not an incentive stock option within the meaning of Section 422 of the Code.

(b) Consideration. The grant of the Option is made as an inducement for Executive’s employment and in consideration of the services to be rendered by the Executive to the Company or a Subsidiary and is subject to the terms and conditions of this Agreement.

2.2 Vesting; Expiration.

(a) Vesting Schedule. Except as otherwise provided in this Agreement and subject to the Executive’s continuous service with the Company or a Subsidiary, the Option will vest and become exercisable in three equal installments on each of the first, second and third anniversaries of the Date of Grant. Except as otherwise stated in this Agreement, the unvested portion of the Option will not be exercisable on or after the Executive’s termination of continuous service. To the extent exercisable pursuant to this Agreement, this Option may be exercised in whole or in part from time-to-time.

(b) Expiration. The Option will expire on the Expiration Date (which shall be 10 years from the Date of Grant set forth on the Grant Detail Page), or earlier as provided in this Agreement.

2.3 Termination of Continuous Service.

(a) Termination for Cause. If the Executive’s continuous service with the Company or a Subsidiary is terminated for Cause, the unvested portion of the Option shall immediately terminate and cease to be exercisable. The Executive may exercise the vested portion of the Option only within such period of time ending on the earlier of (i) ninety (90) days following the termination of the Executive’s continuous service or (ii) the Expiration Date.

(b) Termination due to Qualifying Termination, Death or Disability. If the Executive’s continuous service with the Company or a Subsidiary terminates as a result of a Qualifying Termination or the Executive’s death or Disability, the Option shall vest in full immediately upon such termination date, and the Option may be exercised by the Executive (or in the case of exercise after the Executive’s death or incapacity, the Executive’s executor, administrator, heir or legatee, as the case may be) only within such period of time ending on the earlier of (i) the date twelve (12) months following the Executive’s termination of continuous service or (ii) the Expiration Date.

2.4 Termination by Executive after Satisfying Service Requirements.

(a) Notwithstanding Section 2.4(b), and subject to Section 2.3(b), if the Executive’s continuous service with the Company or a Subsidiary terminates on or after the date on which the Executive attains age fifty-five (55), and if on such date the Executive shall have completed five (5) or more years of continuous service with the Company or its Subsidiaries, then this Option shall continue to vest in accordance with the vesting schedule set forth in Section 2.2 as though Executive’s employment has not terminated and the Executive may exercise the vested portion of the Option until the Expiration Date.

(b) Subject to Sections 2.3(b) and 2.4(a), if the Executive’s continuous service with the Company or a Subsidiary terminates on or after the date on which the sum of the Executive’s age and the number of the Executive’s years of continuous service with the Company and its Subsidiaries on such date equals or exceeds seventy (70), then the Executive may exercise the vested portion of the Option only within such period of time ending on the earlier of (i) five (5) years after the date the Executive’s continuous service ceases or (ii) the Expiration Date.

2.5 Extension of Termination Date. If, following the Executive’s termination of continuous service with the Company or a Subsidiary for any reason, the exercise of the Option is prohibited because the exercise of the Option would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the expiration of the Option shall be tolled until the date that is thirty (30) days after the end of the period during which the exercise of the Option would be in violation of such registration or other securities requirements.

2.6 Manner of Exercise.

(a) Election to Exercise. To exercise the Option, the Executive (or in the case of exercise after the Executive’s death or incapacity, the Executive’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company a notice of intent to exercise in the manner designated by the Committee.

(b) Payment of Exercise Price. The entire Exercise Price of the Option shall be payable in full at the time of exercise in:

1. cash;

2. check;

3. Common Shares, provided that such Common Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price and provided that accepting the Common Shares does not result in any adverse accounting consequences to the Company;

4. consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with this Plan;

5. by net exercise;

6. other consideration and method of payment to the extent permitted by applicable law and approved by the Committee; or

7. any combination of the foregoing methods.

2.7 Withholding. Prior to the issuance of Common Shares upon the exercise of the Option, the Executive must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local tax withholding obligations of the Company. The Executive may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means:

(a) tendering a cash payment;

(b) subject to Article VII, authorizing the Company to withhold Common Shares from those otherwise issuable to the Executive as a result of the exercise of the Option; or

(c) delivering to the Company previously owned and unencumbered Common Shares.

In the absence of the foregoing, the Company or a Subsidiary has the right to withhold from any compensation paid or payable to the Executive.

2.8 Transferability. This Option is not transferable by the Executive other than by will or the laws of descent and distribution, except (so long as the Executive is not a Director or officer of the Company within the meaning of Section 16 of the Exchange Act) to a fully revocable trust of which the Executive is treated as the owner for federal income tax purposes.

ARTICLE III

PERFORMANCE UNITS GRANT

3.1 Grant of Performance Units. The Company hereby grants to the Executive an Award for a target number of Performance Units (“PUs”) set forth on the Grant Detail Page (the “Target Award”). The number of PUs that the Executive actually earns for the Performance Period (up to the maximum number set forth on the Grant Detail Page) will be determined by the level of achievement of the Management Goal(s) in accordance with Exhibit I attached hereto.

3.2 Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on and ending on the dates set forth on the Grant Detail Page.

3.3 Management Goal(s).

(a) Earned PUs. The number of PUs earned by the Executive for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Management Goal(s) in accordance with Exhibit I attached hereto. All determinations of whether Management Goal(s) have been achieved, the number of PUs earned by the Executive, and all other matters related to this Article III shall be made by the Committee in good faith and, if requested by Executive, verified by the Company’s accounting firm. No additional PUs shall be earned for results in excess of the maximum level of results for the Management Goal(s). If results for a Management Goals are attained at interim levels of performance, a proportionate number of PUs shall be earned, as determined by mathematical interpolation and shall be rounded up to the nearest whole PU.

(b) Certification. Promptly following completion of the Performance Period, the Committee will review and certify in writing (i) whether, and to what extent, the Management Goal(s) for the Performance Period have been achieved, and (ii) the number of PUs that the Executive shall earn. Such certification shall be final, conclusive and binding on the Executive, and on all other persons, to the maximum extent permitted by law.

3.4 Vesting of PUs. The PUs are subject to forfeiture until they vest. Except as otherwise provided in this Agreement, the PUs will vest and become nonforfeitable on the date the Committee certifies the achievement of the Management Goal(s) in accordance with Section 3.3, subject to (a) the achievement of the minimum threshold Management Goal(s) for payout set forth in Exhibit I attached hereto, and (b) the Executive’s continuous service with the Company or a Subsidiary from the Date of Grant through the last day of the Performance Period.

3.5 Payment of PUs.

(a) Form of Payment. Payment of vested PUs shall be made in the form of the Company’s Common Shares (with each vested PU equal to one Common Share), cash (having an equivalent Fair Market Value) or a combination of Common Shares and cash, as determined by the Committee in its sole discretion. Vested PUs shall be paid in a lump sum, less applicable taxes, as soon as practicable after the Company’s receipt of its audited financial statements relating to the last fiscal year of the Performance Period covered by this Agreement and the determination by the Committee of the level of attainment of each Management Goal (but in all events by March 15 following the last fiscal year of the Performance Period); provided, however, that in the event the Award vests pursuant to Article V, the Award (except as otherwise required under Section 8.5) shall be payable in a lump sum as provided in Article V.

(b) Obligation. Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of earned awards to the Executive.

3.6 Termination of Continuous Service.

(a) Termination for Cause. If the Executive’s continuous service with the Company or a Subsidiary is terminated for Cause, the Executive shall automatically forfeit all unvested PUs on such employment termination date.

(b) Termination due to Qualifying Termination, Death or Disability. If the Executive’s continuous service with the Company or a Subsidiary terminates as a result of a Qualifying Termination or the Executive’s death or Disability, the extent to which the PUs granted hereby shall be deemed to have been earned shall be determined as if the Executive’s continuous service had not terminated and the result shall be multiplied by a fraction, the numerator of which is the number of full months the Executive was employed during the Performance Period and the denominator of which is the total number of months in the Performance Period.

3.7 Termination by Executive after Satisfying Service Requirements.

(a) Notwithstanding Section 3.7(b), and subject to Section 3.6(b), if the Executive’s continuous service with the Company or a Subsidiary terminates on or after the date on which the Executive attains age fifty-five (55), and if on such date the Executive shall have completed five (5) or more years of continuous service with the Company or its Subsidiaries, then the extent to which the PUs granted hereby shall be deemed to have been earned shall be determined at the end of the applicable Performance Period as if the Executive’s employment had not terminated. For the avoidance of doubt, the PUs earned by the Executive under this subsection shall not be prorated based on the number of months the Executive was employed during the Performance Period, but shall be earned as if the Executive was employed for the entire duration of the Performance Period.

(b) Subject to Section 3.6(b) and 3.7(a), if the Executive’s continuous service terminates prior to the end of the Performance Period on or after the date on which the sum of the Executive’s age and the number of the Executive’s years of continuous service with the Company and its Subsidiaries on such date equals or exceeds seventy (70), the extent to which the PUs granted hereby shall be deemed to have been earned shall be determined at the end of the Performance Period as if the Executive’s continuous service had not terminated and the result shall be multiplied by a fraction, the numerator of which is the number of full months the Executive was employed during the Performance Period and the denominator of which is the total number of months in the Performance Period.

3.8 Rights as Shareholder; Dividend Equivalents. Except as otherwise provided herein, the Executive shall not have any rights of a shareholder with respect to the Common Shares underlying the PUs, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents.

3.9 Withholding. The Executive shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Executive pursuant to the Plan, the amount of any required withholding taxes in respect of the PUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Executive to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) subject to Article VII, authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Executive as a result of the vesting of the PUs; or

(c) delivering to the Company previously owned and unencumbered Common Shares.

In the absence of the foregoing, the Company or a Subsidiary has the right to withhold from any compensation paid or payable to the Executive.

3.10 Transferability. Neither the PUs granted hereby nor any interest therein shall be transferable other than by the laws of descent and distribution prior to settlement pursuant to Section 3.5.

ARTICLE IV

RESTRICTED STOCK UNIT GRANT

4.1 Grant of RSUs.

(a) Grant. The Company hereby grants to the Executive an Award consisting of the number of RSUs set forth on the Grant Detail Page. Each RSU represents the right to receive one Common Share, subject to the terms and conditions set forth in this Agreement.

(b) Consideration. The grant of the RSUs is made as an inducement for Executive’s employment and in consideration of the services to be rendered by the Executive to the Company or a Subsidiary.

4.2 Vesting. Except as otherwise provided in this Agreement and subject to the Executive’s continuous service with the Company or a Subsidiary, the RSUs will vest in three (3) equal installments on each of the first, second and third anniversaries of the Date of Grant (each twelve (12) month period during which vesting restrictions apply is the “Annual Restricted Period” and the three (3) year period in the aggregate is the “Restricted Period”).

4.3 Termination of Continuous Service.

(a) Termination for Cause. If the Executive’s continuous service with the Company or a Subsidiary is terminated for Cause, the Executive shall automatically forfeit all unvested RSUs on such employment termination date.

(b) Termination due to Death or Disability. If the Executive’s continuous service with the Company or a Subsidiary terminates as a result of the Executive’s death or Disability, all unvested RSUs shall vest in full immediately upon such termination date.

(c) Termination due to Qualifying Termination. If the Executive’s continuous service with the Company or a Subsidiary terminates as a result of a Qualifying Termination, all restrictions on unvested RSUs shall immediately lapse, with such RSUs becoming nonforfeitable on a pro rata basis, with the award being equal to the product of (x) and (y) where (x) is the number of RSUs subject to the award, and (y) is a fraction, the numerator of which is the number of calendar months that the Executive was employed by the Company during the Restricted Period (with any partial months counting as a full month for this purpose) and the denominator of which is the number of months in the Restricted Period.

(d) Termination by Executive after Satisfying Service Requirements.

1. Notwithstanding Section 4.3(d)(2), and subject to Section 4.3(c), if the Executive’s continuous service with the Company or a Subsidiary terminates on or after the date on which the Executive attains age fifty-five (55), and if on such date the Executive shall have completed five (5) or more years of continuous service with the Company or its Subsidiaries, then the RSUs shall continue to vest in accordance with Section 4.2 as if the Executive had remained employed through the Restricted Period.

2. Subject to Section 4.3(c) and 4.3(d)(1), if the Executive’s continuous service with the Company or a Subsidiary terminates on or after the date on which the sum of the Executive’s age and the number of the Executive’s years of continuous service with the Company and its Subsidiaries on such date equals or exceeds seventy (70), the extent to which any unvested RSUs granted hereby vest shall be determined as if the Executive’s continuous service had not terminated (and as if the Executive had remained in continuous employment throughout the Restricted Period) and the result shall be multiplied by a fraction, the numerator of which is the number of full and partial months the Executive continuously served during the Annual Restricted Periods that have not ended (with partial months rounded up to a full month) and the denominator of which is the total number of full months remaining in the Restricted Period; provided, however, the Board, upon recommendation of the Committee, may, in its discretion, eliminate the foregoing fraction otherwise applicable to the Executive pursuant to this Section 4.3(d)(2).

4.4 Rights as Shareholder; Dividend Equivalents.

(a) Rights. The Executive shall not have any rights of a shareholder with respect to the Common Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such Common Shares.

(b) Dividend Equivalents. From and after the Date of Grant and until such time as either the RSUs are paid or forfeited in accordance with the terms of this Agreement, the Company shall pay to the Executive, in the calendar year in which a dividend is paid on Common Shares, an amount of cash equal to the per-share amount of the dividend paid times the number of unvested RSUs then held by the Executive; provided, however, that in the event the dividend is declared in the calendar year preceding the calendar year in which it is scheduled to be paid, the Executive shall be paid such amount of cash no later than March 15 of the calendar year following the year in which such dividend was declared.

4.5 Settlement of RSUs. Subject to Section 8.5, promptly following each vesting date, and in any event no later than sixty (60) days following each vesting date, the Company shall (a) issue and deliver to the Executive the number of Common Shares equal to the number of vested RSUs; and (b) enter the Executive’s name on the books of the Company as the shareholder of record with respect to the Common Shares delivered to the Executive.

4.6 Withholding. The Executive shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Executive pursuant to the Plan, the amount of any required withholding taxes in respect of the RSUs and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Executive to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

(a) tendering a cash payment;

(b) subject to Article VII, authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable or deliverable to the Executive as a result of the vesting of the RSUs; or

(c) delivering to the Company previously owned and unencumbered Common Shares.

In the absence of the foregoing, the Company or a Subsidiary has the right to withhold from any compensation paid or payable to the Executive.

4.7 Transferability. Neither the RSUs granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable other than by the laws of descent and distribution prior to settlement pursuant to Section 4.5.

ARTICLE V

CHANGE IN CONTROL

5.1 Change in Control.

(a) Acceleration of Vesting. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs and the Executive’s continuous service with the Company or a Subsidiary is terminated by the Company other than for Cause (as defined in Section 5.1(c)) (other than for death or Disability) or by the Executive for Good Reason (as defined in Section 5.2), in either case, within thirty-six (36) months following the Change in Control: (i) 100% of the Common Shares subject to the Option shall become immediately vested and exercisable, (ii) the Executive shall be deemed to have earned 100% of the PUs granted hereunder at greater of target or actual level of achievement through the date of Executive’s termination of service, and such earned PUs shall be paid in a lump sum within 30 days following the date of Executive’s termination of service in the form of Common Shares, cash (having an equivalent Fair Market Value) or a combination of Common Shares and cash, as determined by the Committee in its sole discretion, and (iii) any unvested RSUs granted hereby shall vest immediately upon such employment termination.

(b) Business Combination. Notwithstanding anything in this Section 5.1 to the contrary, in connection with a Business Combination the result of which is that the Company’s Common Shares and voting stock exchanged for or becomes exchangeable for securities of another entity, cash or a combination thereof, if the entity resulting from such Business Combination does not: (i) assume the Option evidenced hereby and the Company’s obligations hereunder, or replace the Option evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then the Option evidenced hereby shall vest in full and become immediately exercisable as of the day immediately prior to the date of such Business Combination, (ii) assume the PUs evidenced hereby and the Company’s obligations hereunder, or replace the PUs evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then the PUs shall vest and become nonforfeitable, as of the day immediately prior to the date of such Business Combination, and paid in a lump sum on the date of such Business Combination in the form of Common Shares, cash (having an equivalent Fair Market Value) or a combination of Common Shares and cash as determined by the Committee, and (iii) assume the RSUs evidenced hereby and the Company’s obligations hereunder, or replace the RSUs evidenced hereby with a substantially equivalent security of the entity resulting from such Business Combination, then the RSUs evidenced hereby shall vest in full as of the day immediately prior to the date of such Business Combination.

(c) Definition of “Cause.” For purposes of Section 5.1 of this Agreement, “Cause” means that the Executive has committed:

1. an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;

2. intentional wrongful damage to property of the Company or any Subsidiary;

3. intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

4. intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”); and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. No act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.

5.2 Definition of “Good Reason.” For purposes of Section 5.1 of this Agreement, “Good Reason” means:

(a) failure to elect, reelect or otherwise maintain the Executive in the offices or positions in the Company or any Subsidiary which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a director of the Company (or any successor thereto) if the Executive shall have been a director of the Company immediately prior to the Change in Control;

(b) a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Executive held immediately prior to the Change in Control, a material reduction in the aggregate of the Executive’s base pay and incentive pay opportunity received from the Company, or the termination of the Executive’s rights to any material employee benefits to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Executive;

(c) the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement; or

(d) the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Executive to have his or her principal location of work changed, to any location which is in excess of fifty (50) miles from the location thereof immediately prior to the Change in Control or the Company or any Subsidiary shall require the Executive to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Executive’s prior written consent.

The Executive is not entitled to assert that his or her termination is for Good Reason unless the Executive gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

ARTICLE VI

ADJUSTMENTS

The Committee shall make or provide for such adjustments in the numbers of Common Shares covered by outstanding Awards granted hereunder, in the prices per share applicable to such Options and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Executive that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. In addition, for each Option with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its sole discretion elect to cancel such Option without any payment to the person holding such Option.

ARTICLE VII

TAX WITHHOLDING

To the extent that the Company or a Subsidiary is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by an Executive or other person under this Agreement, and the amounts available to the Company or a Subsidiary for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Executive or such other person make arrangements satisfactory to the Company or a Subsidiary for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. The Executive shall also make such arrangements as the Company or a Subsidiary may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of the Option. In no event, however, shall the Company or a Subsidiary accept Common Shares for payment of taxes in excess of maximum applicable tax rates, except that, in the discretion of the Committee, the Executive or such other person may surrender Common Shares owned for more than 6 months to satisfy any tax obligations resulting from any such transaction.

ARTICLE VIII

ADMINISTRATION

8.1 Delegation to Committee. The Board hereby delegates authority to administer this Agreement to the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board hereafter designated by the Board to administer this Agreement, and the term “Committee” shall apply to any persons to whom such power is delegated.

8.2 Interpretation. The good faith interpretation and construction by the Committee of any provision of this Agreement and any determination by the Committee pursuant to any provision of this Agreement, notification or document shall be final and conclusive. No member of the Board or the Committee shall be liable for any such action or determination made in good faith.

8.3 Clawback. Notwithstanding any other provisions in this Agreement, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any of the foregoing) will be subject to such deductions and clawback as may be required or permitted to be made pursuant to such law, government regulation, stock exchange listing requirement or policy (or pursuant to any other policy adopted by the Company at the direction of the Board, including the Company’s current clawback policy).

8.4 Fractional Shares. The Company shall not be required to issue any fractional Common Shares pursuant to this Agreement. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

8.5 Compliance with Section 409A of the Code. The Award of the Option, PUs and RSUs covered by this Agreement is intended to be excepted from coverage under, or compliant with, the provisions of Section 409A of the Code and the regulations and other guidance promulgated thereunder (“Section 409A”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if all or any portion of the Award of the Option, PUs and RSUs is subject to the provisions of Section 409A (and not exempted therefrom), the provisions of this Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted or construed). If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of

Section 409A, this Agreement may be amended, as reasonably requested by either party, and as may be necessary to preclude any such payment or benefit from being deemed “deferred compensation” within the meaning of Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either party. If, at the time of the Executive’s separation from service (within the meaning of Section 409A), (A) the Executive shall be a “specified employee” (within the meaning of Section 409A and using the identification methodology selected by the Company from time-to-time) and (B) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the settlement of which is required to be delayed pursuant to the six (6) month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not settle such amount on the otherwise scheduled settlement date but shall instead settle it, without interest, on the first business day of the month after such six (6) month period. Notwithstanding the foregoing, the Company and its Subsidiaries make no representations and/or warranties with respect to compliance with Section 409A, and the Executive recognizes and acknowledges that Section 409A could potentially impose upon the Executive certain taxes and/or interest charges for which the Executive is and shall remain solely responsible.

8.6 Compliance with Law. The exercise of the Option and the issuance and transfer of shares of Common Stock in connection with the Option, RSUs and PUs shall be subject to compliance by the Company and the Executive with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

8.7 Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Executive and the Executive’s beneficiaries, executors, administrators and the person(s) to whom the Option, PUs and RSUs may be transferred by will or the laws of descent or distribution.

8.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

8.9 Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Option, PUs and RSUs, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Executive’s rights under this Agreement without the Executive’s consent.

8.10 Continuous Service. For purposes of this Agreement, the continuous service of the Executive with the Company or a Subsidiary shall not be deemed interrupted, and the Executive shall not be deemed to have ceased to be an associate of the Company or any Subsidiary, by reason of the transfer of his employment among the Company and its Subsidiaries. For the purposes of this Agreement, leaves of absence approved by the Board for illness, military or governmental service, or other cause, shall be considered as employment.

8.11 Executive’s Acknowledgment. In accepting the grant, the Executive (you) acknowledges that: (a) the grants of Awards in this Agreement are voluntary and occasional and do not create any contractual or other right to receive future grants of the Option, PUs or RSUs, or benefits in lieu thereof, even if the Option, PUs or RSUs have been granted repeatedly in the past; (b) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (c) your acceptance of this Agreement and the Awards herein is voluntary; (d) this Agreement is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and the Agreement is an extraordinary item; (e) in the event that you are an employee of a Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the grant will not be interpreted to form an employment contract with the Subsidiary that is your employer; (f) the future value of the underlying Common Shares is unknown and cannot be predicted with certainty; (g) no claim or entitlement to compensation or damages arises from forfeiture or termination of the Option, PUs or RSUs or diminution in value of the Option, PUs or RSUs or the Common Shares and you irrevocably release the Company, its affiliates and its Subsidiaries from any such claim that may arise; and (h) in the event of involuntary termination of your employment, your right to receive the Option, PUs or RSUs and vest in the Option, PUs or RSUs under this Agreement, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment, your right to vest in the RSUs after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law.

8.12 Data Privacy. The Executive (you) hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company, its affiliates and its Subsidiaries (“the Company Group”) for the exclusive purpose of implementing, administering and managing your participation in this Agreement.

You understand that the Company Group holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of all Awards herein or any other entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Common Shares acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

8.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

8.14 Acceptance. The Executive hereby acknowledges receipt of a copy of this Agreement. The Executive has read and understands the terms and provisions, and accepts the Option, PUs and RSUs subject to all of the terms and conditions and this Agreement. The Executive acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Option, PUs and RSUs or disposition of the underlying shares and that the Executive has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

8.15 Deferrals. Except with respect to Option, the Committee may permit Executives to elect to defer the issuance of Common Shares or the settlement of awards in cash under this Agreement pursuant to such rules, procedures or programs as it may establish for purposes of this Agreement and which are intended to comply with the requirements of Section 409A. The Committee also may provide that deferred settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

8.16 Special Circumstances. If permitted by Section 409A in case of termination of employment by reason of death, Disability or normal or early retirement, or in the case of hardship or other special circumstances, of the Executive while holding the Option not immediately exercisable in full, or any RSUs as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Performance Units which have not been fully earned, the Committee may, in its sole discretion, accelerate the time at which the Option may be exercised, or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse for RSUs, or the time at which such Performance Units will be deemed to have been fully earned, or may waive any other limitation or requirement under any such Award.

8.17 Change in Exercise Price Prohibited. Except in connection with a corporate transaction or event described in Article VI of this Agreement, the terms of outstanding Awards may not be amended to reduce the Exercise Price of the outstanding Option or cancel the outstanding Option in exchange for cash, other awards or options with an Exercise Price that is less than the Exercise Price of the original Option without shareholder approval.

8.18 No Right to Continued Employment. This Agreement shall not confer upon the Executive any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate the Executive’s employment or other service at any time.

ARTICLE IX

GOVERNING LAW

The validity, construction, interpretation, and enforceability of this Agreement shall be determined and governed by the laws of the State of Ohio, USA without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Ohio, USA.

The parties have executed this Agreement on the terms and conditions set forth herein as of the Date of Grant.

Executive

DIEBOLD NIXDORF, INCORPORATED

DIEBOLD NIXDORF, INCORPORATED

CEO INDUCEMENT AWARD AGREEMENT

GRANT DETAIL PAGE ATTACHED

[REDACTED]

All dates are displayed in MM/DD/YYYY format

Stock Options
Grant Date	Grant Type/Code	Grant Price	Option Balance	Options Vested	Expiration/Last Date to Exercise
02/20/2018	Non-Qualified Stock Option	$15.35	192,049	0	02/20/2028
Totals			192,049

Restricted Stock Units
Grant Date	Grant Type/Code	Units Balance	Units Unvested	Final Vest Date
02/21/2018	Restricted Stock Units/RSU	108,945	108,945	02/21/2021
Totals		108,945	108,945

Performance Units
Grant Date	Grant Type/Code	Unit Balance	Performance End Date
02/21/2018	Performance Units	155,636	12/31/2020
Totals		155,636

DIEBOLD NIXDORF, INCORPORATED

CEO INDUCEMENT AWARD AGREEMENT

EXHIBIT I

MANAGEMENT GOAL(S)

The Performance Period begins on the date of this Agreement and ends on December 31, 2020.

[REDACTED]

Exhibit B to Offer Letter

Senior Leadership Severance Plan

Amended and Restated Effective July 24, 2015

Diebold, Incorporated

Senior Leadership Severance Plan

Article 1. Establishment and Term of the Plan

1.1 Establishment of the Plan. Diebold, Incorporated (hereinafter referred to as the “Company”) hereby establishes a severance plan to be known as the “Diebold Incorporated Senior Leadership Severance Plan” (the “Plan”) as such plan has been amended and restated effective July 24, 2015 to incorporate amendments made effective on January 1, 2014, September 1, 2014 and July 24, 2015. The Plan provides severance benefits to certain employees of the Company (“Executives”) upon certain terminations of employment from the Company. Eligibility to participate in the Plan is determined by career level and is subject to approval by the Compensation Committee of the Board. The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of certain terminations.

1.2 Initial Term. This Plan will commence on January 1, 2012 (the “Effective Date”) and shall continue in effect for a period of three (3) years (the “Initial Term”).

1.3 Successive Periods. The term of this Plan shall automatically be extended for one (1) additional year at the end of the Initial Term, and then again after each successive one (1) year period thereafter (each such one (1) year period following the Initial Term is referred to as a “Successive Period”). However, the Committee may terminate this Plan entirely or terminate any individual Executive’s participation in the Plan at the end of the Initial Term, or at the end of any Successive Period thereafter, by giving all Executives (or select Executives, if terminating select Executives’ participation in the Plan) written notice of intent not to renew, delivered at least three (3) months prior to the end of such Initial Term or Successive Period. If such notice is properly delivered by the Company, this Plan, along with all corresponding rights, duties, and covenants, shall automatically expire at the end of the Initial Term or Successive Period then in progress.

Article 2. Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

(a)	“Base Salary” means the Executive’s annual rate of salary, whether or not deferred as of the Effective Date of Termination.

(b)	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 7.5 herein.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Cause” shall mean the Executive’s”

(i)	Willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation with fifteen (15) business days of such written notice from the Company;

(ii)	Willful gross negligence in the performance of the Executive’s duties;

(iii)	Conviction of, or plea of guilty or nolo contendere, to any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the Company;

(iv)	Willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise;

(v)	Willful violation of any provision of the Company’s code of conduct;

(vi)	Willful violation of any of the covenants contained in Article 4 of this Plan, as applicable;

(vii)	Act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company; or

(viii)	Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company.

For purposes of this paragraph (d), no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

For purposes of this Plan, there shall be no termination for Cause pursuant to subsections (i) through (viii) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Executive stating the basis for the termination. Upon receipt of such notice, the Executive shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim.

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(e)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

(f)	“Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(g)	“Company” means Diebold, Incorporated, an Ohio corporation, or any successor thereto as provided in Article 6 herein.

(h)	“Disability” shall have the same meaning ascribed to that word in the long-term disability plan in effect for senior executives of the Company and its Subsidiaries.

(i)	“Effective Date” means the commencement date of this Plan as specified in Section 1.2 of this Plan.

(j)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs, as defined hereunder, which triggers the payment of Severance Benefits hereunder.

(k)	“Good Reason” shall mean the occurrence of any one or more of the following without the Executive’s express written consent:

(i)	The Company materially reduces the amount of the Executive’s then current Base Salary or the target for his annual bonus; or

(ii)	The Company requires the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office as of the Effective Date; or

(iii)	The failure of the Company to obtain in writing the obligation to perform or be bound by the terms of this Plan by any successor to the Company or a purchaser of all or substantially all of the assets of the Company; or

(iv)	Any other action or inaction by the Company that constitutes a material breach by the Company of the terms and conditions of this Plan.

For purposes of this Plan, neither the change in the Executive’s title, authority, duties, or responsibilities nor the assignment of duties to the Executive that are inconsistent with his position shall constitute “Good Reason” and further, the Executive is not entitled to assert that his termination is for Good Reason unless the Executive gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

(l)	“Notice of Termination” shall mean a written notice that shall indicate the specific termination provision in this Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

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(m)	“Qualifying Termination” means a termination of employment under the following circumstances:

(i)	An involuntary termination of the Executive’s employment by the Company for reasons other than Cause pursuant to a Notice of Termination delivered to the Executive by the Company; or

(ii)	A voluntary termination by the Executive for Good Reason pursuant to a Notice of Termination delivered to the Company by the Executive.

Termination of employment shall have the same meaning as “separation from service” within the meaning of Treasury Regulation §1.409A-1(h).

(n)	“Severance Benefits” means the payment of severance compensation as provided in Article 3 herein.

Article 3. Severance Benefits

3.1 Right to Severance Benefits and Impact on Long-Term Incentives.

(a)	Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.2 or, if applicable, Section 3.4 herein, if a Qualifying Termination of the Executive’s employment has occurred.

(b)	No Severance Benefits. The Executive shall not be entitled to receive Severance Benefits if the Executive’s employment with the Company ends for reasons other than a Qualifying Termination.

(c)	General Release and Acknowledgement of Restrictive Covenants. As a condition to receiving Severance Benefits under Section 3.2 or, if applicable, Section 3.4 herein, no later than sixty (60) days after the date of the Executive’s Qualifying Termination, (i) the Executive shall be obligated to execute a general release of claims in favor of the Company, its current and former affiliates and stockholders, and the current and former directors, officers, employees, and agents of the Company in a form acceptable to the Company, (ii) the Executive must execute a notice acknowledging the restrictive covenants in Article 4, and (iii) the Executive’s general release shall have become irrevocable.

3.2 Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits as provided in Section 3.1(a) herein, the Company shall provide the Executive with the following, subject to Section 3.2(g) herein:

(a)	A lump-sum amount, paid sixty (60) calendar days following the Effective Date of Termination, equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination; provided that if the sixty (60) day period begins in an Executive’s taxable year and ends in the Executive’s subsequent taxable year, the payment will be made in the subsequent taxable year.

(b)

A lump-sum amount, paid within the sixty (60) calendar days following the Effective Date of Termination, equal to: (i) two (2) for Grade 100 and 90 Executives regardless of date of hire, (ii) one and one-half (1.5) for Grade 85 Executives regardless of date of hire, (iii) one and one-quarter for Grade 80 Executives with a date of hire after September 1, 2014, (iv) one and one-half (1.5) for Grade 80 Executives with a date of hire prior to August 31, 2014, and (v) one (1) for Grade 75 and 70 Executives regardless of date of hire, multiplied by the sum of the following: (A) the Executive’s Base Salary, and (B) the Executive’s annual target bonus

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opportunity in the year of termination, with the exception of Grade 70 with a date of hire after September 1, 2014 which is one (1) times (A) the Executive’s Base Salary only. Provided that if the sixty (60) day period begins in an Executive’s taxable year and ends in the Executive’s subsequent taxable year, the payment will be made in the subsequent taxable year.

(c)	A lump-sum amount, if any, paid within two and one-half (2 1⁄2) months after the end of the calendar year that includes the Effective Date of Termination, equal to the actual bonus that would have been payable to the Executive for the calendar year that includes the Effective Date of Termination based on actual performance if the Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a pro rata basis based on the number of days the Executive was actually employed during the bonus plan year in which the Qualifying Termination occurs.

(d)	Continuation of the Executive’s medical, dental, vision, and Company-paid basic life insurance coverage for: (i) one hundred and four weeks (104) for Grade 100 and 90 Executives regardless of date of hire, or (ii) seventy-eight (78) weeks for Grade 85 and 80 Executives, (iii) sixty-five (65) weeks for Grade 80 Executives with a date of hire after September 1, 2014, and (iv) fifty-two (52) weeks for Grade 75 and 70 Executives. These benefits shall be provided by the Company to the Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Code, then the benefits provided under this Section 3.2(d) which the Company determines constitute the payment of deferred compensation (within the meaning of Section 409A of the Code) shall be provided at the Executive’s sole cost during the six (6) month period immediately after the Effective Date of Termination, and as soon as administratively practicable following the expiration of such six (6) month period, the Company shall reimburse the Executive for the portion of such costs payable by the Company hereunder.

Notwithstanding the above, these medical, dental, vision and Company-paid basic life insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have a duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(e)	Treatment of outstanding long-term incentives shall be in accordance with Section 3.3 herein.

(f)	The Company will assist the Executive in finding other employment opportunities by providing to him, at the Company’s limited expense, professional outplacement services through the provider of the Company’s choice. Such outplacement services shall terminate when the Executive finds other employment. However, in no event shall such outplacement services continue for more than two (2) years following the Effective Date of Termination.

(g)

Notwithstanding anything in this Plan to the contrary, if the Executive constitutes a “specified employee” as defined and applied in Section 409A of the Code, as of the Effective Date of Termination, to the extent payments made under Sections 3.2(a), (b), or (c) constitute deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, payments may not commence to be paid to Executive until the earlier of: (i) the first day following the six (6) month anniversary of the Executive’s Effective Date of Termination, or (ii) the Executive’s date of death; provided, however, that any payments delayed during this six (6) month period

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shall be paid in a lump sum as soon as administratively practicable following the six (6) month anniversary of the Executive’s Effective Date of Termination. For purposes of Section 409A of the Code, each payment due under Sections 3.2(a), (b), and (c) immediately above shall be considered a separate payment.

For purposes of the preceding paragraph, and to the extent permitted by Section 409A of the Code, during the six (6) months following the Executive’s Effective Date of Termination, the Company shall pay any amounts required to be paid by this Section 3.2 in accordance with the payment schedules specified in this Section 3.2 to the extent that such payments would not exceed the limitations of the “short-term deferral” and “separation pay plan” exceptions provided by Treasury Regulations and other guidance issued with respect to Code Section 409A. Any payments in excess of these limitations shall be paid after the six (6) month period described in accordance with the preceding paragraph.

3.3 Impact on Long-Term Incentives. Upon a Qualifying Termination that entitles the Executive to Severance Benefits as provided in Section 3.1(a) herein:

(a)	All outstanding and unvested stock options and stock appreciation rights (“SARs”) shall immediately vest and shall remain exercisable for a period of twelve (12) months from the Effective Date of Termination or the last day of the option term, whichever occurs first. Additionally, from time to time, the Company may declare “blackout” periods with respect to Executive and/or designated employees of the Company during which Executive and/or such employees are prohibited from engaging in certain transactions in Company securities. The scheduled expiration date of stock options and SARs pursuant to this subsection shall automatically, and without further notice to the option/SAR holder, be extended by one business day for each business day of the blackout period applied to the option/SAR holder, but in no case longer than the option term.

(b)	All restrictions on unvested shares of restricted stock and unvested restricted stock units shall immediately lapse, with such shares and units becoming nonforfeitable on a pro rata basis, as determined under this subparagraph (b). The pro rata award shall equal the product of (x) and (y) where (x) is the number of restricted stock shares or units subject to the award, and (y) is a fraction, the numerator of which is the number of calendar months that the Executive was employed by the Company during the restriction period (with any partial months counting as a full month for this purpose) and the denominator of which is the number of months in the restriction period.

(c)	Unearned performance shares and performance units shall be paid out on a pro rata basis, as determined under this subparagraph (c). The pro rata award shall equal the product of (x) and (y) where (x) is the award the Executive would have earned based on actual performance measured as of the end of the respective performance period and (y) is a fraction, the numerator of which is the number of calendar months that the Executive was employed by the Company during the performance period (with any partial month counting as a full month for this purpose) and the denominator of which is the number of months in the performance period.

If there is any inconsistency between the terms of the Plan and the terms of a separate outstanding award agreement, the Plan’s terms shall completely supersede and replace the conflicting terms of the underlying award agreement.

3.4 Executives with less than one year of Service

Notwithstanding anything to the contrary in this Plan, with respect to any Executive hired on or after December 31, 2013, the Severance Benefits that such Executive may be entitled to upon a Qualifying Termination shall be limited as set forth in this Section 3.4 in

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the event the Effective Date of Termination for such Executive occurs prior to the first anniversary of the date on which such Executive became an employee of the Company. In the event the Executive under the circumstances described in the preceding sentence becomes entitled to receive Severance Benefits as provided in Section 3.1(a) herein, the provisions of Section 3.2 and Section 3.3 shall not apply, and instead the Company shall provide the Executive with the following, subject to Section 3.4(g) herein:

(a)	A lump sum amount, paid within sixty (60) calendar days following the Effective Date of Termination, equal to the Executive’s unpaid Base Salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by and owed to the Executive through and including the Effective Date of Termination; provided that if the sixty (60) day period begins in an Executive’s taxable year and ends in the Executive’s subsequent taxable year, the payment will be made in the subsequent taxable year.

(b)	A lump sum amount, paid within sixty (60) calendar days following the Effective Date of Termination, equal to: (i) the number of full calendar months from the date on which the Executive became an employee of the Company until the Effective Date of Termination (but in any event, no less than three (3) months), multiplied by (ii) an amount equal to (A) the sum of (x) the Executive’s Base Salary, and (y) the Executive’s annual target bonus opportunity in the year of termination, divided by (B) twelve (12) with the exception that Executives at a Grade 70 with a date of hire after September 1, 2014 receive one (1) times the Executive’s monthly base salary only multiplied by the number of full calendar months from the date on which the Executive became an employee of the Company until the Effective Date of Termination (but in any event, no less than (3) months); in all instances, if the sixty (60) day period begins in an Executive’s taxable year and ends in the Executive’s subsequent taxable year, the payment will be made in the subsequent taxable year.

(c)	[Intentionally omitted.]

(d)	Continuation of the Executive’s medical, dental, and vision insurance coverage for a period of time equal to the number of full calendar months from the date on which the Executive became an employee of the Company until the Effective Date of Termination (but in any event, no less than three (3) months). These benefits shall be provided by the Company to the Executive beginning immediately upon the Effective Date of Termination. Such benefits shall be provided to the Executive at the same coverage level and cost to the Executive as in effect immediately prior to the Executive’s Effective Date of Termination. Notwithstanding the foregoing, if the Executive is a “specified employee” within the meaning of Section 409A of the Code, then the benefits provided under this Section 3.4(d) which the Company determines constitute the payment of deferred compensation (within the meaning of Section 409A of the Code) shall be provided at the Executive’s sole cost during the six (6) month period immediately after the Effective Date of Termination, and as soon as administratively practicable following the expiration of such six (6) month period, the Company shall reimburse the Executive for the portion of such costs payable by the Company hereunder.

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Notwithstanding the above, these medical, dental, and vision insurance benefits shall be discontinued prior to the end of the stated continuation period in the event the Executive receives substantially similar benefits from a subsequent employer, as determined solely by the Company in good faith. For purposes of enforcing this offset provision, the Executive shall be deemed to have duty to keep the Company informed as to the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment, and shall provide, or cause to provide, to the Company in writing correct, complete, and timely information concerning the same.

(e)	Treatment of outstanding long-term incentives shall be in accordance with the terms and conditions of the award agreements and plan pursuant to which the incentive was granted. Section 3.3 shall have no applicability.

(f)	[Intentionally omitted.]

(g)	Notwithstanding anything in this Plan to the contrary, if the Executive constitutes a “specified employee” as defined and applied in Section 409A of the Code, as of the Effective Date of Termination, to the extent payments made under Sections 3.4(a) or (b) constitute deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, payments may not commence to be paid to Executive until the earlier of: (i) the first day following the six (6) month anniversary of the Executive’s Effective Date of Termination or, (ii) the Executive’s date of death; provided, however, that any payments delayed during this six (6) month period shall be paid in a lump sum as soon as administratively practicable following the six (6) month anniversary of the Executive’s Effective Date of Termination. For purposes of Section 409A of the Code, each payment due under Section 3.4(a) and (b) immediately above shall be considered a separation payment.

For purposes of the preceding paragraph, and to the extent permitted by Section 409A of the Code, during the six (6) months following the Executive’s Effective Date of Termination, the Company shall pay any amounts required to be paid by this Section 3.4 in accordance with the payment schedules specified in this Section 3.4 to the extent that such payments would not exceed the limitations of the “short-term deferral” and “separation pay plan” exceptions provided by Treasury Regulations and other guidance issued with respect to Code Section 409A. Any payments in excess of these limitations shall be paid after the six (6) month period described in accordance with the preceding paragraph.

Article 4. Confidentiality and Noncompetition

In the event the Executive becomes entitled to receive Severance Benefits as provided in Section 3.2 or, if applicable, Section 3.4, herein, the following shall apply:

(a)

Noncompetition. During the Executive’s Employment and for a period of: (i) two (2) years for Grade 100 and 90 Executives regardless of date of hire, or (ii) one and one-half (1.5) years for Grade 85 and 80 Executives, (iii) one and one-quarter (1.25) years for Grade 80 Executives with a date of hire after September 1, 2014, and (iv) one (1) year for Grade 75 and 70 Executives after the Effective Date of Termination, the Executive shall not: (A) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity that he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (B) serve as an employee, agent, partner, shareholder, director, or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity that he knows (or

8

reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Plan, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

(b)	Confidentiality. The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information (as defined below), and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment), nor use in any manner, either during the Executive’s employment or after termination for any reason, any Protected Information, or cause any such Protected Information of the Company to enter the public domain.

For purposes of this Plan, “Protected Information” means trade secrets, confidential and proprietary business information of the Company, and any other information of the Company, including, but not limited to, customer lists (including potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services that may be developed from time to time by the Company and its agents or employees, including the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Plan), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information.

(c)	Nonsolicitation. During the Executive’s employment and for a period of: (i) three (3) years for Grade 100 and 90 Executives (ii) two and one-half (2 1⁄2) years for Grade 85 and 80 Executives, and (iii) two (2) year for Grade 75 and 70 Executives after the Effective Date of Termination, the Executive shall not: (A) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or (B) solicit suppliers or customers of the Company or induce any such person to terminate his, her, or its relationship with the Company.

(d)	Cooperation. Executive agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Executive’s employment by the Company or any of its subsidiaries.

(e)	Nondisparagement. At all times, the Executive agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.

(f)	Severability. If any provision of Article 4 is held to be unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of Article 4, valid and enforceable. If a court declines to amend the provisions of Article 4 as provided herein, the invalidity or unenforceability of any provision in Article 4 shall not affect the validity or enforceability of the remaining provisions in Article 4, which shall be enforced as if the offending provision had not been included in this Plan.

Article 5. Legal Fees and Notice

5.1 Payment of Legal Fees. Except as otherwise agreed to by the parties, the Company shall pay the Executive for costs of litigation or other disputes including, without limitation, reasonable attorneys’ fees incurred by the Executive in asserting any claims or defenses under this Plan, except that the Executive shall bear his own costs of such litigation or disputes (including, without limitation, attorneys’ fees) if the court (or arbitrator) finds in favor of the Company with respect to any claims or defenses asserted by the Executive.

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5.2 Notice. Any notices, requests, demands, or other communications provided for by this Plan shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.

Article 6. Successors and Assignment

6.1 Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) of all or a significant portion of the assets of the Company by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Regardless of whether such agreement is executed, the terms of this Plan shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the “Company” for purposes of this Plan.

6.2 Assignment by the Executive. This Plan shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him or her hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 7. Miscellaneous

7.1 Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

7.2 Entire Plan. Except for any change in control related separation or severance pay plans, agreements, or understandings, oral or written, between the parties hereto, this Plan supersedes all other separation or severance pay plans, prior agreements, or understandings, oral or written, between the parties hereto, with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto. The Severance Benefits provided under Section 3.2 or, if applicable, Section 3.4 herein, are not intended to duplicate severance benefits (including change in control related severance benefits) under any other severance plan, arrangement, or employment agreement maintained by the Company. In the event an Executive qualifies for benefits under this Plan and under any other severance plan, arrangement, or employment agreement of the Company, the Severance Benefits under this Plan shall be reduced dollar for dollar by the amount or single-sum value of the severance benefits under any other such severance plan, arrangement, or agreement.

The Company reserves the right to provide additional benefits to the Executive outside of the Plan. Any such additional benefits will not be considered provided pursuant to this Plan, but unless expressly provided otherwise, any such additional benefits will offset and reduce the Severance Benefits provided under this Plan.

The amount of any reduction or offset under this Section 7.2 shall not change after a change in control except to the extent that such change does not change the time or form of payment of “deferred compensation” within the meaning of Section 409A of the Code.

7.3 Severability. In the event that any provision or portion of this Plan shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Plan shall be unaffected thereby and shall remain in full force and effect.

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7.4 Tax Withholding. The Company may withhold from any benefits payable under this Plan all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

7.5 Beneficiaries. The Executive may designate one (1) or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Plan. Such designation must be in the form of a signed writing acceptable to the Board or the Board’s designee. The Executive may make or change such designation at any time.

7.6 Payment Obligation Absolute. The Company’s obligation to make the payments provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else.

Except as provided in Section 3.2(d) of this Plan, the Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Plan.

7.7 Contractual Rights to Benefits. Subject to approval and ratification by the Board of Directors, this Plan establishes and vests in the Executive a contractual right to the benefits to which he or she is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

7.8 Modification. No provision of this Plan may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by each and every Executive then covered by the Plan and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.

7.9 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

7.10 Section 409A of the Code. This Plan is intended to comply with, or be exempt from, Section 409A of the Code (to the extent applicable). This Plan shall be interpreted and administered consistent with this intent. No reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred.

7.11 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Ohio shall be the controlling law in all matters relating to this Plan.

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Exhibit C to Offer Letter

GENERAL RELEASE AND ACKNOWLEDGEMENT OF RESTRICTIVE

COVENANTS

This General Release and Acknowledgement of Restrictive Covenants (this “Release and Acknowledgement”) is entered into by and between Diebold Nixdorf, Incorporated (the “Company”) located at 5995 Mayfair Road, North Canton, Ohio 44720 and Gerrard Schmid (“Executive”).

WITNESSETH:

WHEREAS, effective on                                  (the “Separation Date”), Executive was separated from his employment with the Company as its Chief Executive Officer and from any and all other offices of the Company, and from any other position with any other entity for which Executive was serving at the request of the Company; and

WHEREAS, the ending of Executive’s employment is a Qualifying Termination for purposes of the Company’s Senior Leadership Severance Plan dated July 24, 2015 (the “Severance Plan”), the terms of which were modified solely with respect to Executive and the incorporated by reference into the offer of employment letter agreement from the Company to the Executive, dated February <>, 2018 (the “Offer Letter”);

WHEREAS, in accordance with the Section 3.1(c) of the Severance Plan and the Severance Benefits Section of the Offer Letter, to receive Severance Benefits: within 60 days after a Qualifying Termination, (i) the Executive must enter into a general release of claims in favor of the Company, its current and former affiliates and stockholders, and the current and former directors, officers, employees and agents of the Company in a form acceptable to the Company, and (ii) the Executive must execute a notice acknowledging the restrictive covenants in Article 4 of the Severance Plan.

WHEREAS, this Release and Acknowledgement referenced in Section 3.1 (c) of the Severance Plan and the Severance Benefits Section of the Offer Letter.

NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, including receipt of the Severance Benefits (as defined in Offer Letter) the Company and Executive hereby agree as follows:

1. Separation. Effective on the Separation Date, Executive’s employment with the Company, its subsidiaries and related or affiliated companies, and his position shall terminate. If, or to the extent, Executive has not already resigned, Executive will further resign, effective seven (7) days from the date Executive executes this Release and Acknowledgement(the “Effective Date”): (a) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (the “Board”), or to which he has otherwise been appointed; (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company; (c) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company; and (d) from any other directorship, office, or

Exhibit C to Offer Letter

position of any corporation, partnership, joint venture, trust or other enterprise (each, an “Other Entity”) insofar as Executive is serving in the directorship, office, or position of the Other Entity at the request of the Company. The Company hereby consents to and accepts said resignations. Executive shall promptly execute all necessary documents to effectuate such resignations and shall promptly complete and execute any necessary documentation requested by the Company or any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, required to be filed with any governmental authority in furtherance of a resignation or in furtherance of operations.

2. Separation from Service. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Executive shall incur a separation of service, within the meaning of Section 409A of the Code (a “Separation from Service”), on the Separation Date.

3. Notice Acknowledging the Restrictive Covenants. The Executive hereby acknowledges that the restrictive covenants in Article 4 of the Severance Plan (“the Article 4 Restrictive Covenants”) continue to be in full force and effect in accordance with their terms. Executive further acknowledges and agree that the opportunity for the Severance Benefits is contingent on Executive’s agreement to and compliance with the Article 4 Restrictive Covenants. Executive further acknowledges and agrees that the confidentiality and noncompetition agreements are for the benefit of the Company and its affiliates and the Company acknowledges and agrees that Executive shall not be subject to any other noncompetition and confidentiality obligations with respect to the Company and its affiliates.

a.	Exceptions. The disclosure of Protected Information (as defined in the Article 4 Restrictive Covenants) by Executive, if done in strict compliance with one of the exceptions described in this Section 3(a), shall not constitute a breach of the Article 4 Restrictive Covenants, so long as the permitted disclosure of Protected Information is made by Executive in a manner that is reasonably designed to limit its dissemination to the limited purpose(s) permitted herein:

(i)	Executive may disclose Protected Information if compelled to do so by a subpoena or a valid order of any government officer or agency or of a court of competent jurisdiction, specifically directing Executive to disclose the Protected Information, provided that Executive shall attempt to avoid or resist such subpoena or order and, in any event, shall notify the Company in writing of such subpoena or order not less than five (5) days prior to any such disclosure, or as soon in advance as possible.

(ii)

Nothing in this Release and Acknowledgement is intended to or shall prevent, impede or interfere with Executive’s non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding the Company’s past or future conduct, or engage in any future activities protected under the whistleblower statutes administered by any government agency, or to receive and fully retain a monetary award from

2

Exhibit C to Offer Letter

a government-administered whistleblower award program for providing information directly to any government agency, including, but not limited to the Occupational Safety and Health Administration (“OSHA”) and the U.S. Securities and Exchange Commission (“SEC”).

(iii)	Executive shall not be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Furthermore, in the event Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(iv)	Any other disclosure that is specifically authorized in writing in advance of such disclosure, by the Chief Legal Officer of the Company.

4. Release by Executive.

a.	Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company, its predecessors, successors, assigns, acquirers, parents, direct and indirect subsidiaries, affiliates, and all such entities’ officers, directors, agents, representatives, partners, shareholders, insurers, attorneys, and employees (both current and former) (all released entities are collectively referred to as the “Released Parties”) from, any and all arbitrations, claims (including claims for attorney’s fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description (collectively, “Claims”), whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever, including but not limited to:

(i)	any and all Claims, directly or indirectly, arising out of or relating to: (A) Executive’s employment with the Company; and (B) Executive’s separation from employment as the Company’s Chief Executive Officer and any other position described in Section 1 of this Agreement;

(ii)

any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion, sexual orientation, veteran status or disability arising under any federal, state, or local statute, ordinance, order or law, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the

3

Exhibit C to Offer Letter

“ADEA”), Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and Ohio Revised Code Chapter 4112;

(iii)	any and all claims of wrongful or unjust dismissal or breach of any contract or promise, express or implied;

(iv)	any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the Severance Benefits; and

(v)	any and all claims under any employment or severance agreement, including any agreement that may provide for benefits upon a change in control provided that a change in control has not occurred within the three year period prior to the Separation Date and provided further that he shall remain entitled to the Severance Benefits.

b.	Limitations on scope of the release in Section 4(a):

(i)	The foregoing release does not waive rights or claims that may arise after the date this Release and Acknowledgement is executed or that cannot be waived as a matter of law. The foregoing release does not waive any rights to vested benefits under any of the Retirement Plans and the Diebold Nixdorf Incorporated Retirement Plan for Salaried Employees, and does not waive any breach or violation of this Release and Acknowledgement by the Company.

(ii)	Nothing in any part of this Release and Acknowledgement is intended to, or shall, interfere with Executive’s right to file or otherwise participate in a charge, investigation, or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state, or local government agency, including, but not limited to, the National Labor Relations Board (“NLRB”), OSHA or the SEC. Executive shall not, however, be entitled to any relief, recovery, or monies in connection with any such matter brought against any of the Released Parties, regardless of who filed or initiated any such charge, investigation, or proceeding. Executive agrees that Executive will neither seek nor accept, from any source whatsoever, any further benefit, payment, or other consideration relating to any rights or claims that have been released in this Release and Acknowledgement. The prohibitions against further recovery in this paragraph 4(b)(ii) shall not apply to any monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

4

Exhibit C to Offer Letter

(iii)	Nothing in any part of this Release and Acknowledgement is intended to, or shall, waive, release or otherwise interfere with Executive’s rights to indemnification under the by-laws, certificate of incorporation or other organizing document of the Company or any affiliate or any rights to insurance coverage under any directors and officers or other liability insurance policy.

(iv)	Nothing in any part of this Release and Acknowledgement is intended to, or shall, waive, release or otherwise interfere with Executive’s equity interests and related rights as set forth in the Offer Letter, the inducement award agreement attached the Offer Letter, and/or all subsequent award agreements relating to the Executive’s equity interests with respect to the Company or any affiliate.

c.	Subject to Section 4(b), Executive understands and acknowledges that the consideration provided under this Release and Acknowledgement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have or ever will have against the Released Parties to the extent provided in this Section 4.

d.	Executive further understands and acknowledges that:

(i)	The release provided for in this Section 4 including claims under the ADEA and OWBPA to and including the date of this Agreement, is in exchange for the additional consideration, to which consideration he was not heretofore entitled;

(ii)	He has been advised by the Company to consult with legal counsel prior to executing this Release and Acknowledgement and the release provided for in this Section 4, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Release and Acknowledgement freely, voluntarily and intending to be bound;

(iii)	He has been given a period of fifty-two (52) days to review and consider the terms of this Release and Acknowledgement and the release contained herein, and that he may use as much of the fifty-two (52) day period as he desires;

(iv)	He may, within seven (7) days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to Jonathan B. Leiken, Chief Legal Officer at Diebold Nixdorf Incorporated, 5995 Mayfair Rd., N. Canton, OH 44720-8077. For such revocation to be effective, written notice must be actually received by him at the Company no later than the close of business on the seventh day after Executive executes this Agreement. If Executive does exercise his right to revoke this Agreement, all of the terms and conditions of the Release and Acknowledgement shall be of no force and effect, and the Company shall have no obligation to provide the Severance Benefits; and

5

Exhibit C to Offer Letter

(v)	In the event that Executive exercises his right to revoke this Agreement, the Company’s sole obligation shall be limited to compliance with the minimum requirements of the Offer Letter and applicable employment standards legislation.

e.	Executive agrees that he waives any claim that he might have to reemployment with the Company, and agrees not to seek future employment with the Company. Executive agrees that the Company has no obligation to employ, hire, or rehire him, or to consider him for hire, and that this right of the Company is purely contractual and is in no way discriminatory or retaliatory.

f.	Executive affirms that, as of the date of execution of this Agreement, he has filed no lawsuit, charge, claim, or complaint with any governmental agency or in any court against the Company or Released Parties.

5. Disclosure. From the date of this Release and Acknowledgement through the end of the Restricted Period, Executive will communicate the contents of the Article 4 Restrictive Covenants to any person, firm, association, or corporation which he intends to be employed by, associated in business with, or represent. The Company agrees that Executive may satisfy the requirements of this Section 5 by providing the third party a copy of the Article 4 Restrictive Covenants, and such disclosure is not a violation of this Agreement.

6. Successors and Binding Agreement.

a.	This Release and Acknowledgement, and all obligations of the Company and Executive hereunder, shall be binding upon and inure to the benefit of, as applicable, any of their heirs, successors and assigns, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of “the Company” for purposes of this Agreement) but shall not be otherwise assignable or delegable by the Company.

b.	This Release and Acknowledgement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

c.	This Release and Acknowledgement is personal in nature. None of the parties hereto shall, without the consent of the other parties, assign, transfer or delegate this Release and Acknowledgement or any rights or obligations hereunder except as expressly provided in Section 6(a) or 6(b). Further, no third party shall have any rights hereunder except as provided in Section 6(a) or 6(b).

6

Exhibit C to Offer Letter

7. Notice. For all purposes of this Release and Acknowledgement (unless otherwise indicated herein), all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered by registered or certified mail, addressed to the Company to the attention of Jonathan B. Leiken, Chief Legal Officer, at Diebold Nixdorf, Incorporated, 5995 Mayfair Road, North Canton, Ohio 44720-8077 and to Executive at his principal residence, as set forth in the employment records of the Company, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

8. Miscellaneous. No provision of this Release and Acknowledgement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and the Chief Legal Officer or the Chief Human Resources Officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Release and Acknowledgement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9. No Representations. No agreements or representations, promises or inducements, oral or otherwise, expressed or implied with respect to the subject matter covered by this Release and Acknowledgement have been made by any of the parties that are not set forth expressly in this Release and Acknowledgement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

10. Entire Agreement. This Release and Acknowledgement shall constitute the entire Release and Acknowledgement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter; provided, however, the Retirement Plans, the CEO Inducement Award Agreement, any other plans including equity plans, and any prior agreements pertaining to stock options, restricted stock unit grants, performance unit grant, bonuses, incentive or other forms of compensation, and any corresponding rights of the Company for breach of any such obligations (subject to the modifications pursuant to the Offer Letter), shall remain in full force and effect in accordance with their terms. Notwithstanding the foregoing, any change in control agreement, or employment agreement to which Executive and the Company are parties shall terminate as of the Separation Date.

11. Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Release and Acknowledgement or breach thereof shall be governed by and under the laws of the State of Ohio.

12. Counterparts. This Release and Acknowledgement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

7

Exhibit C to Offer Letter

13. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Release and Acknowledgement and shall not be used in construing it.

14. Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

15. No Admission. Each party hereto understands and acknowledges that this Release and Acknowledgement shall in no way be construed as an admission by either party that it has acted wrongfully or engaged in any violation of law, liability or invasion of any of right, and further that any such violation, liability or invasion is expressly denied by each party.

IN WITNESS WHEREOF, the parties have executed and delivered this Release and Acknowledgement as of the date set forth below.

DIEBOLD NIXDORF, INCORPORATED

By:

Date:

EXECUTIVE

Date:

8

Exhibit D to the Offer Letter

AGREEMENT

This AGREEMENT (“Agreement”), dated as of February 21, 2018, by and between DIEBOLD NIXDORF, INCORPORATED, an Ohio corporation (the “Company”), and Gerrard Schmid (the “Employee”).

WHEREAS, the Company develops, manufactures, sells, installs, operates, and monitors various products, systems, and services, including software solutions;

WHEREAS, the Company wishes to employ the Employee or, if the Employee is already employed by the Company, the Company wishes to continue to employ the Employee;

WHEREAS, the Company desires to set forth the general terms of the Employee’s employment with the Company in connection with a Change in Control (as defined below);

WHEREAS, the Company and the Employee entered in the an offer letter agreement dated February 21, 2018 (the “Offer Letter”)

WHEREAS, the Employee is a key employee who is expected to make, or continue to make, major contributions to the profitability, growth and financial strength of the Company and its Subsidiaries (as that term is hereafter defined);

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as that term is hereafter defined) exists;

WHEREAS, the Company desires to assure itself and its Subsidiaries of both present and future continuity of management in the event of a Change in Control and desires to establish certain minimum compensation rights for key employees, including the Employee, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that key employees are not practically disabled from discharging their duties upon a Change in Control; and

WHEREAS, the Employee is willing to render services on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, the Company and the Employee agree as follows.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	Certain Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

(a)	“Board” means the board of directors of the Company.

(b)	“Cause” means that, prior to any termination pursuant to Section 5(b) hereof for “Cause”, the Employee shall have committed:

(1)	an intentional act of fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary;

(2)	intentional wrongful damage to property of the Company or any Subsidiary;

(3)	intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(4)	intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”);

and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Employee not in good faith and without reasonable belief that his or her action or omission was in or not opposed to the best interest of the Company and its Subsidiaries.

Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with his or her counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee had committed an act set forth above in this Section 1(b) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Employee or his or her beneficiaries to contest the validity or propriety of any such determination.

(c)	“Change in Control” means the occurrence of any of the following during the Term:

(1)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the

Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; or

(2)	individuals who, as of the date hereof, constitute the Board (as modified by this subsection (2), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(4)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (1) above, on the date that any Person becomes the beneficial owner of thirty percent (30%) or more of either the Company Common Stock or the Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (2) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (3) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (4) above, on the date of the shareholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because of a change in control of any Subsidiary by which the Employee may be employed.

(d)	“Date of Termination” means the date on which the Employee incurs a “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), with the Company and its Subsidiaries.

(e)	“Disabled” means the Employee has become permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect immediately prior to the Change in Control for key employees of the Company and its Subsidiaries.

(f)	“Good Reason” means:

(1)	failure to elect, reelect or otherwise maintain the Employee in the offices or positions in the Company or any Subsidiary which the Employee held immediately prior to a Change in Control, or the removal of the Employee as a director of the Company (or any successor thereto) if the Employee shall have been a director of the Company immediately prior to the Change in Control;

(2)	a material reduction in the nature or scope of the responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Employee held immediately prior to the Change in Control, a material reduction in the aggregate of the Employee’s Base Pay (as that term is hereafter defined) and Incentive Pay (as that term is hereafter defined) opportunity received from the Company, or the termination of the Employee’s rights to any material Employee Benefits (as that term is hereafter defined) to which he or she was entitled immediately prior to the Change in Control or a material reduction in scope or value thereof without the prior written consent of the Employee;

(3)	the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 13 hereof;

(4)	the Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Employee to have his or her principal location of work changed, to any location which is in excess of 50 miles from the location thereof immediately prior to the Charge in Control or the Company or any Subsidiary shall require the Employee to travel away from his or her office in the course of discharging his or her responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him or her prior to the Change in Control without, in either case, the Employee’s prior written consent; or

(5)	without limiting the generality or the effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

The Employee is not entitled to assert that his or her termination is for Good Reason unless the Employee gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

(g)	“Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(h)

“Term” means the period commencing as of the date hereof and expiring as of the close of business two years from the date of the agreement, provided, however, that (i) commencing on January 1, 2017 and each January 1 thereafter, the Term shall automatically be extended for an additional year unless, not later than September 30 of the year immediately preceding such January 1, the Company or the Employee shall have given notice that it or he/she, as the case may be, does not wish to have the Term extended and (ii) upon a Change in Control, the Term shall be extended to the third anniversary of such Change in Control. Notwithstanding the foregoing, subject to Section 11 hereof, if, at any time prior to a Change in Control, the Employee for any reason is no longer an employee of the Company or a Subsidiary, thereupon the Term shall be deemed to have expired.

2.	Acknowledgment of Consideration. The Employee agrees that this Agreement was entered into for good and valuable consideration, including, but not limited to the Company’s employment or continued employment of the Employee, the Company’s provision of Protected Information (as that term is hereafter defined) to the Employee, and the compensation and benefits associated with that employment.

3.	Employment Prior to a Change in Control. Prior to a Change in Control, the following terms shall govern the Employee’s employment.

(a)	Employment. The Employee is employed on an indefinite term contract subject to the terms of the Offer Letter. The Employee understands and agrees that nothing in this Agreement constitutes an express or implied contract, or any promise or commitment, guaranteeing continued employment with the Company.

(b)	General Employment Duties. The Employee agrees to diligently perform his or her job duties as may be assigned by the Company to the best of his or her ability. The Employee will keep informed of the Company’s policies, procedures, and practices, and will comply with them at all times. The Employee also agrees that, while employed by the Company, the Employee shall not engage in any activity that might impair or otherwise interfere with the proper performance of the Employee’s duties or responsibilities.

4.	Employment Following a Change in Control. Effective only upon a Change in Control, the following terms shall apply:

(a)	The Employee shall devote substantially all of his or her time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company and its Subsidiaries as in effect for key employees immediately prior to the Change in Control) to the business and affairs of the Company and its Subsidiaries, but nothing in this Agreement shall preclude the Employee from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity is not directly competitive with the business of the Company as then being carried on, (ii) engaging in charitable and community activities, or (iii) managing his or her personal investments.

(b)	For his or her services pursuant to Section 4(a) hereof, the Employee shall (i) be paid an annual base salary at a rate not less than the Employee’s annual fixed or base compensation (payable monthly or otherwise as in effect for key employees of the Company immediately prior to the occurrence of a Change in Control) or such higher rate as may be approved from time to time by the Board, the Compensation Committee thereof or management (which base salary at such rate is herein referred to as “Base Pay”) and (ii) have a bona fide opportunity to earn an annual amount equal to not less than the annual bonus, incentive or other opportunity for payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company or any Subsidiary or any successor thereto providing an annual cash bonus opportunity at least equal to the cash bonus opportunity payable thereunder (in both value and achievability) prior to a Change in Control (“Incentive Pay”); provided, however, that with the prior written consent of the Employee, nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as the aggregate annual cash compensation opportunity for the Employee in any one calendar year is not reduced in connection therewith or as a result thereof; and provided further, however, that in no event shall any increase in the Employee’s aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement.

(c)	For his or her services pursuant to Section 4(a) hereof, the Employee shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement, income and welfare benefit policies, plans, programs or arrangements in which key employees of the Company or its Subsidiaries participate, including without limitation any stock option, stock purchase, stock appreciation, restricted stock grant, savings, pension, supplemental retirement or other retirement, income or welfare benefit, deferred compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter by the Company or any Subsidiary providing perquisites, benefits and service credit for benefits at least equal to those provided or are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”); provided, however, that except as expressly provided in, and subject to the terms of, Section 6(a)(1)(B) hereof, the Employee’s rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. Subject to the proviso in the immediately preceding sentence, if and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.

5.	Termination of Employment Following a Change in Control.

(a)	Death or Disability. The Employee’s employment shall terminate automatically if the Employee dies or becomes Disabled following a Change in Control.

(b)	Cause. The Company may terminate the Employee’s employment for Cause or without Cause following a Change in Control.

(c)	Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason or by the Employee voluntarily without Good Reason following a Change in Control.

(d)	Notice of Termination. Any termination by the Company for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b). “Notice of Termination” means a written notice that (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (3) if the termination date is other than the date of receipt of such notice, specifies the termination date (which termination date shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s respective rights hereunder.

6.	Exclusive Obligations of the Company upon Certain Terminations Following a Change in Control.

(a)	Good Reason; Other Than for Cause. If, during the three (3) year period following a Change in Control, (X) the Company terminates the Employee’s employment other than for Cause, death, or Disability or (Y) the Employee resigns for Good Reason:

(1)	the Company shall pay to the Employee (or the Employee’s estate or beneficiary, in the event of the Employee’s death after the Date of Termination), at the time specified herein (except as otherwise provided by Section 13(d)), the following amounts:

(A)	a lump sum payment equal to the sum of (i) two times the Base Pay of the Employee plus (ii) two times the target annual Incentive Pay of the Employee, in lieu of any further payments to the Employee for periods subsequent to the Date of Termination (collectively, the “Severance Payment”), payable within six (6) business days following the Date of Termination, provided all conditions to payment have been satisfied;

(B)	the Company will pay you a lump sum amount, paid without 60 days of the Date of Termination of the annual incentive award at the grater of (i) target or (ii) actual performance, for the calendar year that includes the Date of Termination; provided such amount shall be adjusted on a prorated basis,

(C)	commencing on the Date of Termination and continuing until the earlier of (i) the expiration of the two year anniversary of the Date of Termination, (ii) the Employee’s death, or (iii) the Employee’s attainment of age 65 (such time period, the “Benefits Period”), the Company shall continue to provide the Employee (and the Employee’s eligible dependents and beneficiaries) with medical, dental, vision, and prescription drug benefits (collectively “health benefits”) and life insurance benefits substantially similar to those which the Employee was receiving or entitled to receive immediately prior to the Date of Termination (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or its Subsidiaries solely in order to comply with applicable law or due to the fact that the Employee is no longer an officer or employee of the Company and its Subsidiaries, then the Company shall itself pay or provide for the payment to the Employee (and the Employee’s eligible dependents and beneficiaries) such health benefits and life insurance benefits). The Employee shall pay the cost, on an after-tax basis, for the continued health benefits coverage, on or about January 31 of the year following the year in which the Date of Termination occurs and continuing on or about each January 31 until January 31 of the year following the last year of the Benefits Period, and concurrently therewith (and no later than March 15 following each such January 31) the Company will make a lump sum payment to the Employee such that, after payment of all taxes incurred by the Employee as a result of the Employee’s receipt of the continued health benefits coverage and payment by the Company, the Employee retains an amount equal to the amount the Employee paid during the immediately preceding calendar year for the health benefits coverage described in this Section 6(a)(1)(B). Without otherwise limiting the purposes or effect of Section 7 hereof, benefits provided or payable to the Employee pursuant to this Section 6(a)(1)(B) by reason of any “welfare benefit plan” of the Company (as the term “welfare benefit plan” is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are actually received by the Employee from another employer during the Benefits Period; and

(D)	a lump sum payment in an amount equal to the additional benefits that the Employee would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan maintained by the Company for the Employee’s benefit had the Employee continued his or her employment with the Company for one additional year following his or her Date of Termination, provided that the Employee was fully vested under such plans immediately prior to his or her Date of Termination, payable within six (6) business days following the Date of Termination, provided all conditions to payment have been satisfied.

Without limiting the rights of the Employee at law or in equity, if the Company fails to make any payment required to be made under Sections 4 and 6 of this Agreement on a timely basis, the Company shall pay interest on the amount thereof to the Employee until the date such payment is made at an annualized rate of interest equal to twelve percent (12%).

(b)	Release. As a condition to receiving payments under this Section 6, no later than forty five (45) days after having been presented such release by the Company, the Employee shall have executed and delivered to the Company a general release of claims in favor of the Company, its current and former Subsidiaries, affiliates and stockholders, and the current and former directors, officers, employees and agents of the Company in a form acceptable to the Company, and the Employee’s general release shall have become irrevocable.

7.	No Set-Off; Company’s Obligations; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.

8.

Indemnification of Legal Fees. Effective only upon a Change in Control, it is the intent of the Company that the Employee not be required to incur the expenses associated with the enforcement of his or her rights under this Agreement following such a Change in Control by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits and payments intended to be extended to the Employee hereunder following a Change in Control. Accordingly, following a Change in Control if it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement which arose following a Change in Control or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Employee the benefits intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain counsel of his or her choice, at the expense of the Company as hereafter provided, to represent the Employee in connection with the initiation or defense of any litigation or other legal action with respect to this Agreement, whether by or against the Company, or any Subsidiary, director, officer, stockholder or other person affiliated with the Company. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Employee’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Employee agree that a confidential relationship shall exist between the Employee and such counsel. Following a Change in Control, the Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Employee as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid, provided any such reimbursement of attorneys’ and related fees and expenses shall be made not later than December 31 of the year following the year in which the Employee incurred the expense.

9.	Section 280G.

(a)	In the event that any payment or benefit received or to be received by the Employee (including any payment or benefit received in connection with a Change in Control or the termination of the Employee’s employment pursuant to the terms of this Agreement) (all such payments and benefits, together, the “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, program, arrangement or agreement, the Company will reduce the Total Payments to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax (but in no event to less than zero); provided, however, that the Total Payments will only be reduced if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments.

(b)

In the case of a reduction in the Total Payments, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)-(v) above will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.

(c)	For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(d)	At the time that payments are made under this Agreement, the Company will provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Auditor, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). All such calculations and opinions shall be binding on the Company and the Employee.

10.	Covenants of Employee.

(a)	Non-Competition and Non-Solicitation.

(1)	Purpose and Definition. To protect the Protected Information the Employee receives, and in consideration of receiving that Protected Information and compensation and benefits from the Company, and for other valuable consideration, the Employee agrees to the following non-competition and non-solicitation covenants.

(2)	As used in this Agreement, “Protected Information” means information possessed by the Company or a parent, predecessor, Subsidiary, joint venture, or partnership of the Company, or any other entity whose assets, stock, or business activities have been acquired by the Company (collectively, the “Related Companies”), whether developed by the Employee or otherwise, that is not generally known publicly and that has value, gives the Company or its Related Companies a competitive advantage or otherwise qualifies as a “trade secret” under applicable laws. Protected Information includes information that has been provided to the Company or its Related Companies by a third party and that is subject to restrictions on disclosure and/or use. Protected Information will generally include, but is not limited to, research, software, engineering drawings, service documentation, competitive intelligence, supplier names and data, customer information, business strategies, planned acquisitions or divestitures, quotations, discounts, data compilations, items marked as “confidential”, “secret”, “proprietary” or “privileged”, and any other information the Company has not publicly or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company, is not Protected Information. In the event the Employee is unsure if something is to be treated as Protected Information, the Employee shall treat it as such until expressly advised otherwise by an officer of the Company.

(3)	Noncompetition. During the Employee’s employment and for a period of one (1) year after the Date of Termination, the Employee shall not: (A) directly or indirectly act in concert or conspire with any person employed by the Company in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity that the Employee knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (B) serve as an employee, agent, partner, shareholder, director, or consultant for, or in any other capacity participate, engage, or have a financial or other interest in any business or any activity that the Employee knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Employee may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934).

(4)	Confidentiality. The Company has advised the Employee and the Employee acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Employee shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Employee’s employment), nor use in any manner, either during the Employee’s employment or after termination for any reason, any Protected Information, or cause any such Protected Information of the Company to enter the public domain.

(5)	Nonsolicitation. During the Employee’s employment and for a period of one (1) year after the Date of Termination, the Employee shall not: (A) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company; or (B) solicit suppliers or customers of the Company or induce any such person to terminate his, her, or its relationship with the Company.

(6)	Cooperation. Employee agrees to cooperate with the Company and its attorneys in connection with any and all lawsuits, claims, investigations, or similar proceedings that have been or could be asserted at any time arising out of or related in any way to Employee’s employment by the Company or any of its Subsidiaries.

(7)	Nondisparagement. At all times, the Employee agrees not to disparage the Company or otherwise make comments harmful to the Company’s reputation.

(8)	California Law. To the extent that California law is deemed to govern this Agreement, the restrictions set forth in Sections 10(a)(3) (with respect to post-employment competition) and (5) (with respect to post-employment solicitation) of this Agreement do not apply to the Employee.

(b)	Reasonableness of Restrictions. The Employee acknowledges that he or she has carefully considered the nature and extent of the restrictions upon him or her, and the rights and remedies conferred upon the Company in this Agreement, and acknowledges and agrees that the same: (i) are reasonable in scope, territory, and duration; (ii) are designed to eliminate competition which otherwise would be unfair to the Company; (iii) do not stifle his or her inherent skill and experience; (iv) would not operate as a bar to his or her sole means of support; (v) are fully required to protect the legitimate interests of the Company; and (vi) do not confer a benefit upon the Company disproportionate to the detriment of the Employee.

11.	Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company or any Subsidiary prior to or after any Change in Control; provided, however, that any termination of employment of the Employee or the removal of the Employee from such Employee’s office or position (other than a termination by the Company for Cause, or termination for death or Disability) in the three (3) month period preceding a Change in Control shall be deemed to be a termination or removal of the Employee after a Change in Control for purposes of this Agreement.

12.	Successors.

(a)	The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

(b)	This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c)	This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 12(a) hereof. Without limiting the generality of the foregoing, the Employee’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d)	The Company and the Employee recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Employee hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

13.	Miscellaneous.

(a)	This Agreement and all matters relating to Employee’s employment shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to conflicts of laws principles thereof. Each party to this Agreement (i) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Summit County, Ohio, (ii) stipulates that the proper, exclusive, and convenient forum and venue for legal adjudication of any issue arising out of this Agreement or relating to claims between the parties is Summit County, Ohio for state court proceedings, and the Northern District of Ohio, Akron location, for federal district court proceedings, and (iii) waives any defense, whether asserted by a motion or pleading, that Summit County, Ohio, or the Northern District of Ohio, Akron location, is an improper or inconvenient venue.

(b)	Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Employee at the last address he or she has filed in writing with the Company or, in the case of the Company, at its principal offices.

(c)	The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be deemed severed from this Agreement to the extent of its invalidity or unenforceability, and this Agreement shall be construed and enforced as if the Agreement did not contain that particular provision to the extent of its invalidity or unenforceability, provided that in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

(d)

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding any provisions of this Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Employee under Section 6 of this Agreement until the Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Employee under this Agreement shall be paid to the Employee on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to the Employee) during any one year may not affect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which the Employee would become entitled to under the terms of the Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which the Employee remits the related taxes were incurred. Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to any policies adopted by the Company consistent with Section 409A of the Code (a “Specified Employee”)), at the time of the Employee’s separation from service and if any portion of the payments or benefits to be received by the Employee upon separation from service would be considered deferred compensation under Section 409A of the Code and cannot be paid or provided to the Employee during the six-month period immediately following the Employee’s separation from service without the Executive incurring taxes, interest or penalties under Section 409A of the Code, such amounts that would otherwise be payable pursuant to this Agreement and benefits that would otherwise be provided pursuant to this Agreement, in each case, during the six-month period immediately following the Employee’s separation from service will instead be paid or made available on the earlier of (i) first business day after the date that is six (6) months following the Employee’s separation from service and (ii) the Executive’s death.

(e)	The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

(f)	Treatment of outstanding long-term equity incentive awards shall be in accordance with the terms and conditions of the award agreements and plan pursuant to which the incentives were granted.

(g)	To the extent consistent with state law, the Employee authorizes the Company to conduct drug tests and background checks on the Employee during the Employee’s employment with the Company at times determined by the Company. Failure to successfully complete or pass each drug test and background check is reason for immediate termination.

(h)	No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(i)	The Employee and the Company acknowledge that, except as provided in any other written agreement between the Employee and the Company, the employment of the Employee by the Company is “at will” and, prior to or after the occurrence of a Change in Control, the Employee’s employment may be terminated by either the Employee or the Company at any time. This Agreement represents the entire agreement between the parties relating to the subject matter hereof and replaces any and all prior agreements pertaining thereto between the Employee and the Company, provided the Offer Letter shall be in full force and effect and to the extent there are inconsistences between this Agreement and the Offer Letter, the terms that are more favorable to the Employee shall control. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement or the Offer Letter.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

DIEBOLD NIXDORF, INCORPORATED:

By:
Title:

EMPLOYEE:

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